LYRIS INC. AND SUBSIDIARIES
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

Exhibit 10.1

OFFER LETTER BETWEEN THE COMPANY AND KEITH TAYLOR, DATED JANUARY 5, 2011

January 5th, 2011

Keith Taylor

From: Wolfgang Maasberg

Dear Keith,

Thank you for meeting with us!  Everyone here has enjoyed speaking with you, and we’d like you to join Lyris Inc. I am pleased to confirm the offer made to you for the position of Chief Financial Officer of Lyris Inc.  Your start date will be in January, 2011 working out of the Emeryville office, reporting to Wolfgang Maasberg, President and CEO.

The terms of this offer include:
•	An annual base salary of $275,000 paid to you semi-monthly
•	An annual merit bonus of up to 25% paid quarterly- based on company performance, individual objectives and subject to board approval
•	6 months severance pay if terminated without cause effective immediately upon the first day of employment
•
A relocation allowance for realtor fees of up to 1% to a maximum of $25,000 reimbursed to you during the second year of employment only.  Upon reimbursement for the move if you are terminated for cause or terminate voluntarily within 12 months from the reimbursement date 100% of this expense allowance is to be repaid to the company.

•	Commute expense allowance of $500 per month, if relocation occurs the $500 per month shall discontinue upon relocation reimbursement
•
Sign on bonus of $60,000 paid monthly during the first year of employment at a rate of $5,000 per month. If you are terminated for cause or terminate voluntarily within 12 months from the start date of employment any sign on bonus amounts paid is to be repaid to the company.

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For the avoidance of doubt, for the purpose of your entitlement to severance and for termination without cause, “Without Cause” shall be defined as a termination by the Company of your employment for any reason other than a termination based upon “Cause”, death or “Disability”:

For this purpose, “Cause” shall be defined as (i) your failure to perform your obligations and duties hereunder to the satisfaction of the Company, which failure is not remedied within 15 days after receipt of written notice from the Company; (ii) your commission of an act of fraud upon, or willful misconduct toward, the Company or any of its affiliates; (iii) your material breach of Section 3, Section 4, Section 6 or Section 8 of the PIIA, which in any case is not remedied within 15 days after receipt of written notice from the Board or the Company; (iv) your conviction of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude; or (v) your failure to carry out, or comply with, in any material respect any directive of the Board consistent with the terms of the PIIA, which is not remedied within 15 days after receipt of written notice from the Board or the Company. Any written notice from the Board or the Company pursuant to termination for Cause shall specifically identify the failure that it deems to constitute Cause.

For this purpose, “Disability” shall be defined as your inability to perform your employment duties and obligations for a period of 180 consecutive days due to mental or physical incapacity as determined by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be withheld unreasonably);

LYRIS INC. AND SUBSIDIARIES
FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2011

•	Your position is exempt, which means you are not eligible for overtime pay
•	Flexible Spending Accounts for Healthcare & Dependent care
•	Life Insurance and LTD
•	15 days paid vacation per year
•	10 days paid sick leave per year
•	Partially-subsidized medical, dental and vision plans
•	401(k) plan after one month of employment
•
A stock option grant of 1,250,000 shares.  Pending board approval, and subject to the terms of the operative Stock Option Plan and executed Stock Option Agreement. Price will be set based on the authorization of the comp committee with a minimum price of $.33

•	If Lyris is acquired or undergoes a change of control and the executive is terminated “Without Cause” within two years (24 months) following a change in control, the executive shall be entitled to:
o	base salary through the date of termination of his/her employment;
o	one year of base salary, at the rate in effect on the date of termination of his/her employment
o	Full vesting of 100% of the then unvested options based on fair market value at purchase; and

Your employment will also be subject to the following additional conditions:

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You must abide by Lyris’ rules, regulations, and practices (including but not limited to those concerning work schedules, vacation and sick leave) as they may from time to time be adopted or modified, herein and in the Lyris Employee Handbook.

•	You must complete and execute the enclosed standard Lyris’ Proprietary Information and Inventions Agreement (“PIAA”).
•
The information you have provided in connection with your application for employment must be complete and accurate, and the results of your reference checks (and where applicable, background check) must be acceptable to the Company.

The Company maintains an at-will employment relationship with all employees. This means that employment is terminable by you or the company, at any time for any reason, with or without cause.

This covers the main points of our employment offer to you. Kindly indicate your acceptance of our offer by signing one copy of this letter and returning it to me directly at Wolfgang@lyris.com or by faxing to my confidential line at 888.348.0282 on or before COB January 6th, 2011.

Best regards,

Wolfgang Maasberg
Chief Executive Officer

Accepted:	/s/ Keith Taylor	Date:	January 5, 2011